Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 9, 2021, with respect to the consolidated financial statements and financial statement Schedule II of Ascent Industries Co. (formerly Synalloy Corporation), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Richmond, Virginia
December 13, 2022